(ROYL)
News for Immediate Release

RIO VISTA CRC 33-2 WELL LOGS 121 FT. OF PAY
March 18, 2019 -- San Diego, California – Royale Energy, Inc., (OTCQB : ROYL), an independent exploration and production company based in San Diego, California announced today that production casing was set on the recently drilled CRC #33-2 well in the Rio Vista natural gas field in partnership with California Resources Production Corporation (CRPC).  The open hole logs indicate 121 net ft. of probable gas zones and we anticipate testing the well will begin by the end of the month.
This is the second well of a possible 30 well, three-year program, drilled by Royale Energy and CRPC in the Rio Vista field. The companies plan to drill two more wells by June 30th and at least four wells in the second half of this year in this field. The Rio Vista Field is the largest historic natural gas field in California and these wells are within a historic trend of multi- BCF wells.
Royale Energy and its investors own a 60% working interest, at an 80% Net Revenue Interest, in the CRC 33-2 well of which Royale owns approximately 15%.

About Royale Energy. Inc.
Royale Energy, Inc. (OTCQB: ROYL) is an independent exploration and production company focused on the acquisition, development, and marketing of oil and natural gas. The Company has its primary operations in California’s Los Angeles and Sacramento Basins.

Forward-Looking Statement
In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:
Royale Energy, Inc.
Chanda Idano
Director of Marketing & PR
619-383-6600
chanda@royl.com
http://www.royl.com